Exhibit 99.1

HOME FINANCIAL BANCORP ANNOUNCES PURCHASE OF 50,000 SHARES BY ITS RECOGNITION AND RETENTION PLAN

        Spencer, Indiana – (November 30, 2004) Home Financial Bancorp (“Company”) (NASDAQ Symbol “HWEN”), an Indiana corporation which is the holding company for Owen Community Bank, s.b. (the “Bank”) based in Spencer, Indiana, announced today that the Trustee of the Owen Community Bank, s.b. Recognition and Retention Plan and Trust (the “Plan”), which Plan was approved by the Company’s shareholders on October 12, 2004, has purchased 50,000 shares of the Company’s common stock, without par value (“Common Stock”) in a private transaction. This was the number of shares reserved for purchase under the Plan. The shares will be used to make future awards of shares under the Plan.

        The 50,000 shares were purchased by the Trustee of the Plan for $5.34 per share, or $267,000 in the aggregate, from Frank R. Stewart, one of the Company’s directors. The Trustee received the $267,000 purchase price for the shares from the Bank as a contribution to the Plan. On November 29, 2004, the last full trading day prior to this purchase by the Plan, the Company’s Common Stock traded at $6.40 per share. Mr. Stewart decided to sell a portion of his stock holdings to the Plan to diversify his personal financial portfolio. Mr. Stewart’s desire to diversify presented the Trustee with an attractive opportunity to purchase in a single transaction the 50,000 shares required to fund the Plan. Following the transaction, Mr. Stewart beneficially owns 166,126, or 12.1%, of the Company’s outstanding shares.

        This release may contain forward-looking statements which reflect management’s expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company’s forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.